Filed Pursuant to Rule 433

Registration No. 333-261901

**Pricing Details** Santander Drive Subprime Auto Loan (SDART 2023-1)

Joint Leads: Wells Fargo (Str), Amherst Pierpont, and Barclays

DE&I Co-Managers: Ramirez & Co., Inc., and Loop Capital Markets.

Capital Structure:

CL	Size(mm)	WAL^	S&P/Moody’s**	P.WIN	E.FNL	L.FNL	BENCH	LAUNCH	YLD%	CPN%	$PRICE

A-1	$238.00	0.19	A-1+/P-1	*RETAINED*
A-2	$323.47	0.78	AAA/Aaa	05-17	06/24	05/26	I-Curv	72	5.426%	5.360%	99.99593
A-3	$124.14	1.67	AAA/Aaa	17-24	01/25	04/27	I-Curv	70	4.940%	4.880%	99.98436
B	$138.53	2.38	AA/Aaa	24-34	11/25	02/28	I-Curv	110	5.037%	4.980%	99.98914
C	$223.62	3.53	A/Aa1	34-48	01/27	05/30	I-Curv	150	5.150%	5.090%	99.98215

^ WAL to 1.50% ABS to 10% Clean-Up Call

**Expected Ratings

– Deal Summary –
Offered Size : $809.760 offered *Deal Will Not Grow*	ERISA Eligible : Yes
Exp. Settle : 1/25/2023	Exp. Ratings : S&P/Moody’s
Pxg Speed : 1.50% ABS to 10% Call	Min Denoms : $1k x $1k
Offering Format: SEC REG	BBG Ticker : SDART 2023-1
First Pay Date : 2/15/2023	B&D : Wells Fargo

– Available Information –

* Preliminary Prospectus, FWP, and CDI : Attached

* Intex Deal Name : wssdart2301 Password: K379

* Roadshow Link : https://dealroadshow.com | Passcode: SDART20231 (case sensitive)

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 (option 5) or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.